The following Resolutions and Amendments concerning the Employee Contract of Mr.
E. Ted Daniels, President and Chief Executive Officer of Prism Software Corporation ("Prism"), were approved by the Board of Directors of Prism through October 15, 1998:


                Description                                         Date
                -----------                                         ----

Original Employment Agreement                                 September 30, 1994

Board Meeting to Ratify Employment Agreement                  October 3, 1994

The Board approved the execution of an Amended &
Restated Employment Agreement and non-qualified Stock
Option Agreement for Mr. Daniels (filed as Exhibits 10.7
and 10.8 to the Registrant's Registration Statement on
Form SB-2 filed with the SEC on December 31, 1996).           April 21, 1995

Special Meeting of the Board to approve that Mr. Daniels'
options become fully vested and immediately exercisable
and that all options granted under this plan are issued
pursuant to Rule 701 of the Securities Act.                   December 7, 1995

The Board waived the payment by Mr. Daniels of the
exercise price with respect to 1,150,430 shares issuable
upon exercise of such options under his contract.             May 20, 1996

The Board approved that the exercise price of the options
granted to Mr. Daniels under his contract be reduced to
$0.04 per share.                                              May 5, 1997

The Board approved Mr. Daniels' Amended and Restated
Employment Agreement, including a 10% annual cost-of-
living raise, retroactive from the date of his original
contract.  The Board also approved that all options
granted to Mr. Daniels' under such contract be
exercisable at no cost and that Mr. Daniels' contract be
extended to September 30, 2000.                               December 4, 1997

The Board approved the extension of Mr. Daniels'
Employment Agreement to September 14, 2002.                   October 15, 1998